EXHIBIT 99.1

March 2, 2006

Washington Group International Reports 2005 Fourth

Quarter and Fiscal Year Results

Net Income Rises 14 Percent to Record $58.4 Million, Backlog Grows 22 Percent to $4.9 Billion

Financial Highlights:

•                  New work increased 16 percent to $4.2 billion, exceeding revenue for the year by $1.0 billion.

•                  Backlog at the end of the year was $4.9 billion, up 22 percent from 2004.

•                  Revenue for the year was $3.2 billion, up 9 percent from 2004 revenue.

•                  Net income rose 14 percent to $58.4 million, resulting in earnings of $2.24 per basic and $1.93 per diluted share.

•                  The company has been debt free for the past three years and cash, including restricted cash, totaled $290.2 million at year end.

•                  The company has purchased 5.5 million warrants for $108.5 million and 245,000 shares of common stock for $14.3 million as part of a stock/warrant repurchase program. The Board of Directors at its March 1 meeting increased the share repurchase authorization by $25 million to $150 million.

BOISE, Idaho—Washington Group International, Inc. (Nasdaq: WGII) today announced financial results for its fourth quarter and fiscal year ended December 30, 2005.

“In 2005 we achieved our financial, strategic and shareholder value enhancement objectives. We grew the business with new work of $4.2 billion, up 16 percent over 2004. New work exceeded revenue by $1 billion, and backlog increased 22 percent to $4.9 billion,” said Stephen G. Hanks, president and chief executive officer.

The year was marked by significant new awards in key strategic markets. These include major contract awards for environmental cleanup projects and management of national laboratories for the U.S. Department of Energy (DOE); engineering, procurement and construction management in the Middle East for the oil and gas market; engineering, procurement, construction, and commissioning of a 545-megawatt power plant; mine development and contract mining for a silver and zinc mine in Bolivia; and program management and transportation systems operations awards.

Net income of $58.4 million is a record for the corporation and reflects a 14 percent increase over 2004.

“Since the company’s reorganization in 2002, net income has increased at a compound annual growth rate of 16 percent,” Hanks said.

Fourth Quarter: During the 2005 fourth quarter, the Energy & Environment, Defense, Power, and Mining business units continued to perform very well.  The company reported new work of $1.1 billion, exceeding revenue by $147.3 million. New work in the quarter was up 25 percent or $213.2 million when compared to the 2004 fourth quarter. Key awards booked in the quarter included a sulfur-handling project in Qatar for the gas-processing market, a nuclear plant life extension program in the Midwest, and additional funding for chemical demilitarization programs.

Revenue for the quarter of $899.4 million was up 18 percent from $761.4 million in the 2004 fourth quarter. The growth was primarily driven by the Idaho Cleanup Project in the Energy & Environment Business Unit, clean air projects for Power, and for Defense, increased scope on threat-reduction projects in the former Soviet Union. Net income for the quarter was $21.5 million or $0.70 per diluted share. This compares to net income of $12.5 million or $0.45 per diluted share in 2004. Net income for the quarter benefited from increased earnings in the Power Business Unit from Middle East work and the successful completion of three nuclear power plant outages and performance incentives received by both the Energy & Environment and Defense business units.  The results in the quarter also reflect a $3.8 million after-tax benefit from the repatriation of foreign earnings under the American Jobs Creation Act of 2004.

During the quarter, the Infrastructure Business Unit experienced lower income from Middle East work, and recorded a charge of $36.5 million related to cost escalation on two highway projects. Consistent with its policy, the company recognized the additional anticipated costs when identified and will recognize additional revenue only when agreements are reached with the customers. Change orders and claims continue to be negotiated with the customers.

2005 Corporate Performance

The company reported new work of $4.2 billion, a 16 percent increase compared to 2004 performance. New work for the U.S. Army Corps of Engineers (USACE) for programs in the Middle East totaled $350.0 million for the year compared to $552.7 million in 2004.  The lower level of Middle East new work was more than offset by growth in the Energy & Environment Business Unit led by the Idaho Cleanup Project for the DOE. The Defense Business Unit recorded significant new work associated with chemical demilitarization facilities and international threat-reduction programs.  The Power Business Unit recorded new work of $1.0 billion including $213.3 million for programs in the Middle East and new work for plant modification and new generation programs. New work in the Industrial/Process unit grew by 43 percent, driven by a major new sulfur-handling project in Qatar. Backlog grew $876.2 million, or 22 percent, to $4.9 billion, the third consecutive year of growth.

Revenue for the year of $3.2 billion represents 9 percent growth over 2004.  With the exception of the Infrastructure Business Unit, all business units experienced revenue growth during the year.

Net income for the year rose 14 percent to $58.4 million, or $1.93 per diluted share, compared to net income of $51.1 million, or $1.86 per diluted share, in 2004.  Net income per diluted share was impacted by an increase in weighted average diluted shares outstanding resulting from a higher average stock price in 2005.  Net income for 2005 benefited from strong performance from Power, Energy & Environment, and Defense business units.  Revenue from Middle East projects was $381.1 million and operating income increased by $5.1 million to $51.3 million in 2005—strong results considering the expected tail off in Iraq work. Net income was adversely impacted during the year as the Infrastructure Business Unit recorded $99.6 million in pretax charges associated with three highway projects.  The charges were due in part to uncompensated, owner-directed changes.  The company’s share of change orders and claims that have been submitted to the clients total approximately $58 million, with another $19 million in process.  Negotiations with the clients continue on these claims.  With these charges, the business unit recorded an operating loss of $79.1 million for the year.

The repatriation of foreign earnings contributed to a lower effective tax rate and a reduction in interest expense from improved credit facility terms also contributed to net income.

Cash, restricted cash, and short-term investments decreased by $26.0 million to $290.2 million after purchasing the remaining minority economic interest in the company’s government services business for $36.2 million and expending $73.6 million repurchasing 3.5 million warrants.  Subsequent to year-end, an additional $34.9 million was expended retiring an additional 2.0 million warrants.  On January 25, 2006, the warrants expired and the final disposition resulted in 5.5 million warrants being purchased and canceled by the company for $108.5 million and 2.8 million warrants being exercised to purchase common shares generating proceeds of $85.6 million, and 0.2 million warrants expiring unexercised.  Including the Board of Directors’ March 1, 2006, authorization, $27.2 million remains for share repurchase.

The company received a clean opinion from independent auditors on management’s assessment of Sarbanes-Oxley internal controls over financial reporting.

2005 Business Unit Performance

Energy & Environment:  New work of $987.8 million more than doubled the 2004 new work of $442.1 million. The Idaho Cleanup Project accounted for $620.6 million in new work. This project will be accounted for as an “at risk” project with the full value of the work included in revenue, as opposed to an “agency” project where only the company’s fee is included in revenue.  The result is that the business unit’s operating income as a percentage of revenue will be lower than historical margins associated with typical “agency” projects in this business unit. Backlog grew to $865.8 million compared to $487.1 million at the end of 2004.

Revenue for 2005 increased $206.2 million to $602.8 million. The Idaho Cleanup Project accounted for most of the revenue growth.

Operating income before British Nuclear Fuels plc’s share of earnings increased $19.8 million. However, this increase was offset by the payment of $25.4 million to BNFL for its share of earnings from certain DOE projects being reflected as a charge to operating income rather than as minority interest in earnings. The result was operating income of $67.5 million, down $5.6 million.

Operationally, the Idaho Cleanup Project completed its transition to ongoing operations and contributed to earnings. The business unit continued to perform exceptionally well at sites managed for the DOE, including the Savannah River Site where it achieved key milestones earlier than planned, resulting in higher incentive awards.

Defense: New work of $676.5 million decreased $46.9 million from $723.4 million in 2004. New work was primarily for incremental funding associated with chemical demilitarization projects and threat-reduction programs in the former Soviet Union. Backlog grew 14 percent from $869.7 million to $990.4 million.

Revenue for 2005 increased $60.5 million to $555.8 million, and operating income rose by 50 percent or $20.2 million to $60.3 million. The increase in operating income was primarily driven by increases in project scope as well as strong performance and enhanced cost management at chemical demilitarization sites that resulted in higher incentive and award fees.

Mining: New work for the year was $311.7 million versus $216.3 million in 2004, a 44 percent increase. Backlog increased 10 percent to $565.4 million. The key new contract mining award was a silver and zinc mine in Bolivia.

Revenue for 2005 increased $61.3 million, or 56 percent, to $171.1 million as recent contract mining awards began to generate revenue. Operating income for 2005 of $28.6 million was $4.8 million lower than in 2004. MIBRAG income was up slightly, but cost escalation and startup issues reduced earnings on contract mining projects.

Power: New work for the year of $1.0 billion, up 18 percent, includes several major program wins for new generation and plant modification programs as well as additional work in the Middle East. Backlog increased 29 percent to $924.9 million.

Revenue for 2005 increased $132.1 million, or 21 percent, to $766.1 million. The increase in revenue was primarily attributable to new power projects in the Middle East totaling $245.8 million in 2005 compared to $152.0 million in 2004.

Operating income for 2005 increased $44.1 million to $78.9 million when compared to 2004. Work in the Middle East contributed $30.1 million in 2005, compared to $7.0 million in 2004. The business unit also benefited from an $18.0 million claim settlement on an international power project in the Middle East that was completed several years ago. Strong performance on three major steam generator replacement projects not only contributed to Power’s profitability but also helped set a new world record for a nuclear power plant refueling and maintenance outage that included steam generator replacements.

Infrastructure: The Infrastructure Business Unit has been shifting to a lower risk business model with its transportation organization focusing on engineering, project management, construction management, operations and maintenance, federal programs, and negotiated design-build projects. Consequently new work declined by $366.2 million in 2005 to $593.6 million.  New work included $111.9 million for projects in the Middle East, additional funding on a dam project in the Midwest, and wins on two toll road management programs in Florida and Texas. Backlog at year end was $1.0 billion.

Revenue of $665.2 million represents a $225.9 million decrease compared to the $891.1 million in 2004. This was caused by the decline in revenues associated with the projects in the Middle East from $401.6 million in 2004 to $110.7 million in 2005.

Infrastructure reported an operating loss of $79.1 million in 2005 compared to a loss of $16.2 million in 2004. Its projects in the Middle East generated earnings of $18.9 million, down from $38.9 million the prior year. In addition, the unit recognized charges totaling $99.6 million on three highway projects in the year compared to charges of $44.3 million in 2004 on these projects.

Industrial/Process: New work increased by $185.0 million to $619.5 million, and backlog increased by $194.2 million to $487.7 million. The growth was primarily driven by awards in the oil and gas sector including $215.4 million for a sulfur-handling plant in Qatar.

Revenue increased by $29.9 million to $424.6 million. Operating income was $3.6 million, down $14.2 million from 2004, which included $13.2 million in claim recoveries. The business unit has stepped up its investments in the oil and gas market, including expanding its oil and gas operations in Houston and increasing its workforce internationally.

Guidance 2006

In light of developments in the business during the fourth quarter, the company is expanding its 2006 net income and EPS guidance, raising its backlog guidance while reaffirming its guidance for new work and revenue. The acquisition of the remaining minority economic interest in its government services business in the 2005 fourth quarter will have a positive impact on 2006 earnings, also opportunities in the Middle East have been improving which may have a favorable impact on earnings.  However the company is cautious concerning the ultimate outcome of the fixed price highway projects and the resulting impact on the profitability level of the Infrastructure Business Unit in 2006.  Based on management’s current assessment of these factors, the company is raising the top end of its net income and EPS guidance as depicted in the following table:

Guidance Table

	2005 Actual		Original 2006 Guidance		Updated 2006 Guidance
Backlog (at year-end)	$4.9	B	$4.8 - $ 5.1	B	$4.9 - $ 5.2	B
New Work	$4.2	B	$3.5 - $ 3.8	B	$3.5 - $ 3.8	B
Revenue	$3.2	B	$3.2 - $ 3.5	B	$3.2 - $ 3.5	B
Net Income (Before impact of expensing stock options)	$58.4	M	$65 - $ 70	M	$65 - $ 75	M
Diluted EPS	$1.93		$2.17 - $2.33	(a)	$2.10 - $2.42	(b)
Net Income (After impact of expensing stock options)	$53.9	M	$60 - $ 65	(c) M	$60 - $ 70	(c) M
Diluted EPS	$1.78		$2.00 - $2.17	(a)	$1.94 - $2.26	(b)

(a) Assumes fully diluted outstanding shares of 30 million for original 2006 guidance

(b) Assumes fully diluted outstanding shares of 31 million for updated 2006 guidance

(c) Pro forma including $5 million of after-tax expense for stock options

Investor Conference Call

Washington Group International will host an investor conference call to discuss the fourth quarter and year-end 2005 results on March 3 at 11 a.m. EST.  The company will provide a webcast of its call live over the Internet on its corporate Web site at www.wgint.com. Participants should allow approximately five minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. An online archive of the webcast will be made available a few hours following the end of the live call.

About the Company

Washington Group International, Inc. provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide. With approximately 24,000 employees at work in 30 countries, the company provides professional, scientific, management, and development services in more than two dozen major markets including power generation, transmission and distribution, and clean air solutions; environmental remediation; heavy civil construction; mining; nuclear services; defense, homeland security, and global threat reduction; industrial, gas, chemical, and pharmaceutical processing; manufacturing; facilities operations and management; transportation; and water resources.

###

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof.  Each forward-looking statement, including, without limitation, any financial guidance, speaks only as of the date on which it is made, and Washington Group undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. The forward-looking statements are necessarily based on assumptions and estimates of management and are inherently subject to various risks and uncertainties.  Actual results may vary materially as a result of changes or developments in social, economic, business, market, legal, and regulatory circumstances or conditions, both domestically and globally, as well as due to actions by customers, clients, suppliers, business partners, or government bodies.  Performance is subject to numerous factors, including demand for new power generation and for modification of existing power facilities, public sector funding, demand for extractive resources, capital spending plans of customers, and spending levels and priorities of the U.S., state and other governments.  Results may also vary as a result of difficulties or delays experienced in the execution of contracts or implementation of strategic initiatives.  For additional risks and uncertainties impacting the forward-looking statements contained in this news release, please see “Note Regarding Forward-Looking Information” and “Item 1A. Risk Factors” in Washington Group’s annual report on Form 10-K for fiscal year 2005.

Investor Contact	Media Contact
Earl Ward	Laurie Spiegelberg
Washington Group International, Inc.	Washington Group International, Inc.
208-386-5698	208-386-5255
earl.ward@wgint.com	laurie.spiegelberg@wgint.com

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In thousands, except per share data)

	Three months ended		Year ended
	December 30, 2005	December 31, 2004	December 30, 2005	December 31, 2004
Revenue	$899,440	$761,420	$3,188,454	$2,915,382
Cost of revenue	(862,346)	(725,528)	(3,058,051)	(2,765,351)
Gross profit	37,094	35,892	130,403	150,031
Equity in income of unconsolidated affiliates	10,308	6,535	29,596	26,917
General and administrative expenses	(18,137)	(17,966)	(60,481)	(60,404)
Other operating income, net	—	1,443	—	1,443
Operating income	29,265	25,904	99,518	117,987
Interest income	2,298	980	8,257	2,778
Interest expense	(1,730)	(3,117)	(9,955)	(14,625)
Write-off of deferred financing fees	—	—	(3,588)	—
Other expense, net	(1)	(1,876)	(551)	(1,509)
Income before reorganization items, income taxes and minority interests	29,832	21,891	93,681	104,631
Reorganization items	—	—	—	1,245
Income tax expense	(7,638)	(5,511)	(29,906)	(39,525)
Minority interests in income of consolidated subsidiaries	(723)	(3,846)	(5,409)	(15,214)
Net income	$21,471	$12,534	$58,366	$51,137
Income per share:
Basic	.81	$.49	$2.24	$2.02
Diluted	.70	.45	1.93	1.86
Shares used to compute income per share:
Basic	26,451	25,464	26,037	25,281
Diluted	30,462	27,844	30,251	27,444

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands, except per share data)

	December 30, 2005	December 31, 2004
ASSETS
Current assets
Cash and cash equivalents	$237,706	$224,529
Restricted cash	52,533	61,549
Short-term investments	—	30,200
Accounts receivable, including retentions of $22,849 and $14,973, respectively	275,623	250,251
Unbilled receivables	256,090	214,437
Investments in and advances to construction joint ventures	56,668	24,321
Deferred income taxes	107,798	94,343
Other	41,202	49,642
Total current assets	1,027,620	949,272

Investments and other assets
Investments in unconsolidated affiliates	172,448	179,347
Goodwill	162,270	307,817
Deferred income taxes	126,651	64,479
Other assets	59,362	18,078
Total investments and other assets	520,731	569,721

Property and equipment
Construction and mining equipment	121,109	81,432
Other equipment and fixtures	40,415	31,954
Buildings and improvements	12,575	11,543
Land and improvements	2,403	2,491
Total property and equipment	176,502	127,420
Less accumulated depreciation	(75,748)	(58,207)
Property and equipment, net	100,754	69,213
Total assets	$1,649,105	$1,588,206

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS   (continued)

(UNAUDITED)

 (In thousands, except per share data)

	December 30, 2005	December 31, 2004
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and subcontracts payable, including retentions of $32,127 and $30,154, respectively	$253,559	$206,180
Billings in excess of cost and estimated earnings on uncompleted contracts	239,106	204,263
Accrued salaries, wages and benefits, including compensated absences of $49,578 and $48,908, respectively	158,033	140,623
Other accrued liabilities	46,639	61,919
Total current liabilities	697,337	612,985
Non-current liabilities
Self-insurance reserves	66,933	67,945
Pension and post-retirement benefit obligations	99,239	103,398
Other non-current liabilities	38,801	23,037
Total non-current liabilities	204,973	194,380
Contingencies and commitments
Minority interests	5,578	47,920
Stockholders’ equity
Preferred stock, par value $.01 per share, 10,000 shares authorized	—	—
Common stock, par value $.01 per share, 100,000 shares authorized; 26,870 and 25,474 shares issued, respectively	269	255
Capital in excess of par value	526,460	542,514
Stock purchase warrants	15,104	28,167
Retained earnings	188,999	130,901
Treasury stock, 32 and 26 shares, respectively, at cost	(1,307)	(1,012)
Unearned compensation — restricted stock	(4,233)	—
Accumulated other comprehensive income	15,925	32,096
Total stockholders’ equity	741,217	732,921
Total liabilities and stockholders’ equity	$1,649,105	$1,588,206

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	Year ended
	December 30, 2005	December 31, 2004
Operating activities
Net income	$58,366	$51,137
Reorganization items	—	(1,245)
Adjustments to reconcile net income to net cash provided by operating activities:
Cash paid for reorganization items	(2,740)	(2,493)
Depreciation of property and equipment	21,880	18,714
Amortization and write-off of financing fees	6,300	3,225
Non-cash income tax expense	26,651	34,603
Minority interests in income of consolidated subsidiaries	5,409	15,214
Equity in income of unconsolidated affiliates, less dividends received	(14,038)	(17,296)
Self-insurance reserves	(1,013)	7,772
Stock-based compensation	2,259	1,164
Other	(7,610)	5,100
Changes in other assets and liabilities:
Accounts receivable and unbilled receivables	(69,481)	(73,980)
Investments in and advances to construction joint ventures	12,312	2,040
Other current assets	15,747	(5,841)
Accounts payable and subcontracts payable, accrued salaries, wages and benefits and other accrued liabilities	60,970	40,511
Billings in excess of cost and estimated earnings	(9,822)	32,009
Net cash provided by operating activities	105,190	110,634
Investing activities
Property and equipment additions	(63,192)	(35,217)
Property and equipment disposals	12,965	21,270
Purchases of short-term investments	(74,900)	(617,200)
Sales of short-term investments	105,100	637,000
Acquisition of minority interest	(29,057)	—
Decrease in restricted cash	9,016	9,118
Net cash provided (used) by investing activities	(40,068)	14,971
Financing activities
Payment of financing fees	(4,577)	(3,914)
Distributions to minority interests, net	(4,379)	(25,501)
Proceeds from exercise of stock options and warrants	29,927	10,171
Purchase of warrants	(72,916)	—
Net cash used by financing activities	(51,945)	(19,244)
Increase in cash and cash equivalents	13,177	106,361
Cash and cash equivalents at beginning of year	224,529	118,168
Cash and cash equivalents at end of year	$237,706	$224,529

WASHINGTON GROUP INTERNATIONAL, INC.

SEGMENT OPERATING INFORMATION

(UNAUDITED)

(In millions)

	Three months ended		Year ended
	December 30,	December 31,	December 30,	December 31,
	2005	2004	2005	2004
Revenue
Power	$244.9	$190.7	$766.1	$634.0
Infrastructure	150.6	196.6	665.2	891.1
Mining	40.7	29.3	171.1	109.8
Industrial/Process	124.9	100.0	424.6	394.7
Defense	141.3	135.2	555.8	495.3
Energy & Environment	196.2	111.5	602.8	396.6
Intersegment, eliminations and other	0.8	(1.9)	2.9	(6.1)
Total revenue	$899.4	$761.4	$3,188.5	$2,915.4

Operating income (loss)
Power	$21.0	$14.6	$78.9	$34.8
Infrastructure	(29.6)	(15.8)	(79.1)	(16.2)
Mining	7.4	6.7	28.6	33.4
Industrial/Process	0.5	1.6	3.6	17.8
Defense	17.4	12.6	60.3	40.1
Energy & Environment	28.5	23.0	67.5	73.1
Intersegment and other unallocated operating costs	2.2	1.2	0.2	(4.6)
General and administrative expenses	(18.1)	(18.0)	(60.5)	(60.4)
Total operating income	$29.3	$25.9	$99.5	$118.0

New work
Power	$273.1	$266.1	$1,003.8	$854.0
Infrastructure	74.5	136.1	593.6	959.8
Mining	21.5	(50.0)	311.7	216.3
Industrial/Process	313.3	87.7	619.5	434.5
Defense	251.1	291.1	676.5	723.4
Energy & Environment	122.7	114.7	987.8	442.1
Other	0.8	(1.9)	2.8	(6.1)
Total new work	$1,057.0	$843.8	$4,195.7	$3,624.0

	December 30,	September 30,	December 31,
Backlog	2005	2005	2004
Power	$924.9	$896.8	$716.4
Infrastructure	1,046.1	1,122.6	1,121.3
Mining	565.4	594.3	516.1
Industrial/Process	487.7	299.4	293.5
Defense	990.4	880.6	869.7
Energy & Environment	865.8	939.3	487.1
Total backlog	$4,880.3	$4,733.0	$4,004.1

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

        We view EBITDA as a performance measure of operating liquidity, and as such we believe that the GAAP financial measure most directly comparable to it is net cash provided by operating activities (see “Reconciliation of EBITDA to Net Cash Provided by Operating Activities” below). EBITDA is not an alternative to and should not be considered instead of, or as a substitute for, earnings from operations, net income or loss, cash flows from operating activities or other statements of operations or cash flow data prepared in conformity with GAAP, or as a GAAP measure of profitability or liquidity. In addition, our calculation of EBITDA may or may not be comparable to similarly titled measures of other companies.

        EBITDA is used by our management as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of factors and trends affecting our business than the GAAP results alone. We also regularly communicate EBITDA to the public through earnings releases because it is a financial measure commonly used by analysts that cover our industry to evaluate our performance as compared to the performance of other companies that have different financing and capital structures or effective tax rates. In addition, EBITDA is a financial measure used in the financial covenants of our Credit Facility and therefore is a financial measure to evaluate compliance with our financial covenants. Management compensates for the above-described limitations of using a non-GAAP financial measure by using this non-GAAP financial measure only to supplement GAAP results to provide a more complete understanding of the factors and trends affecting our business.

        Components of EBITDA are presented below:

(UNAUDITED)	Three months ended		Year ended
(In millions)	December 30, 2005	December 31, 2004	December 30, 2005	December 31, 2004
Net income	$21.5	$12.5	$58.4	$51.1
Taxes	7.6	5.5	29.9	39.5
Interest expense (a)	1.7	3.1	13.5	14.6
Depreciation and amortization	6.4	5.1	21.9	18.7
Total (b)	$37.2	$26.2	$123.7	$123.9

(a)          Interest expense for the year ended December 30, 2005 includes the write-off of deferred financing fees of $3.6 million that occurred in connection with refinancing the Credit Facility.

(b)         EBITDA for the year ended December 31, 2004 includes reorganization income of $1.2 million which had minimal tax expense.

RECONCILIATION OF EBITDA TO NET CASH PROVIDED BY OPERATING ACTIVITIES

        We believe that net cash provided by operating activities is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. The following table reconciles EBITDA to net cash provided by operating activities for each of the periods for which EBITDA is presented in this news release.

(UNAUDITED)	Three months ended		Year ended
(In millions)	December 30, 2005	December 31, 2004	December 30, 2005	December 31, 2004
EBITDA	$37.2	$26.2	$123.7	$123.9
Interest expense	(1.7)	(3.1)	(13.5)	(14.6)
Tax expense	(7.6)	(5.5)	(29.9)	(39.5)
Reorganization items	—	—	—	(1.2)
Cash paid for reorganization items	(1.1)	(.5)	(2.7)	(2.5)
Amortization of financing fees	0.6	.9	6.3	3.2
Non-cash income tax expense	5.3	5.1	26.7	34.6
Minority interest in net income of consolidated subsidiaries	0.7	3.8	5.4	15.2
Equity in income of unconsolidated affiliates, less dividends received	(6.5)	2.5	(14.0)	(17.3)
Changes in operating assets and liabilities and other	78.0	70.0	3.2	8.8
Net cash provided by operating activities	$104.9	$99.4	$105.2	$110.6
Net cash provided by operating activities for the year ended December 30, 2005	$104.7
Less: Net cash used by operating activities for the nine months ended September 30, 2005	(0.2)
Net cash provided by operating activities for the three months ended December 30, 2005	$104.9
Net cash provided by operating activities for the year ended December 31, 2004		$113.4
Less: Net cash provided by operating activities
for the nine months ended October 1, 2004		14.0
Net cash provided by operating activities for the three months ended December 31, 2004		$99.4